Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Tiptree Financial Inc:

We consent to the use of our report dated March 18, 2014, with respect to the consolidated balance sheets of Tiptree Financial Inc and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2013, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

(Signed) KPMG LLP

New York, New York
May 30, 2014